SCHEDULE 13G

                                 (RULE 13D-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*


                         PEERLESS MANUFACTURING COMPANY
                ------------------------------------------------
                                (Name of Issuer)

                      Common Stock, par value $1 per share
                ------------------------------------------------
                         (Title of Class of Securities)

                                    705514107
                ------------------------------------------------
                                 (CUSIP Number)

                                 April 12, 2001
                ------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

   [ ]        Rule 13d-1(b)
   [X]        Rule 13d-1(c)
   [ ]        Rule 13d-1(d)


     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------- -------------- ------------------------------
 CUSIP NO. 705514107                               Page 2 OF 4 Pages
          ----------                                    -    -
--------------------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Fred Nicklin
--------------------------------------------------------------------------------
                                                                (a) [ ]
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (b) [X]
--------------------------------------------------------------------------------
 3        SEC USE ONLY
--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
  NUMBER OF     5     SOLE VOTING POWER
   SHARES             80,917
BENEFICIALLY ------ ------------------------------------------------------------
 OWNED BY       6     SHARED VOTING POWER
   EACH               none
 REPORTING   ------ ------------------------------------------------------------
PERSON WITH     7     SOLE DISPOSITIVE POWER
                      80,917
             ------ ------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER
                      none
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          87,650 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES  [ ]
          No.
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.9%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------

                                                               Page 3 OF 4 Pages

ITEM 1.

(a)  Peerless Manufacturing Company

(b)  2819 Walnut Hill Lane
     Dallas, Texas 75229

ITEM 2.

(a)  William Fred Nicklin

(b)  3 Rivers Edge
     Newburgh, NY 12550-1457

(c)  United States.

(d)  Common Stock, par value $1 per share.

(e)  CUSIP No. 705514107


ITEM 3.

Passive Investor

ITEM 4.    Ownership

(a)  Amount beneficially owned: 86,750 shares

(b)  Percent of class: 5.9%

(c)  Number of shares as to which the person has:

     (i)   Sole power to vote of to direct the vote:   80,917

     (ii)  Shared power to vote or direct the vote:    none

     (iii) Sole power to dispose or to direct the disposition of:   80,917

     (iv)  Shared power to dispose or to direct the disposition of: none

ITEM 5.    Ownership of Five Percent or Less of a Class

                                                               Page 4 OF 4 Pages


If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.   Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7. Identification and Classification of the Subsidiary which Acquired The Security being Reported on by the Partner Holding Company

Not applicable.

ITEM 8.   Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.   Notice of Dissolution of Group.

Not applicable.

ITEM 10.  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing of influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 18, 2001



                                                    By:  /s/ William F. Nicklin
                                                         -----------------------
                                                             William F. Nicklin